                             STOCKHOLDERS' AGREEMENT

         STOCKHOLDERS' AGREEMENT (the "Agreement"), dated as of October 30, 2000, by and among Cangene Corporation, a Canadian corporation ("Parent"), AC Acquisition Subsidiary, Inc., a Maryland corporation and a wholly owned direct subsidiary of Parent ("Acquisition"), and, severally and not jointly, each of the Stockholders listed on Schedule I hereto (each, a "Stockholder," and collectively, the "Stockholders") of Chesapeake Biological Laboratories, Inc., a Maryland corporation (the "Company"). Capitalized terms used and not defined herein have the meanings given them in the Merger Agreement, dated as of the date hereof, by and among Parent, Acquisition and the Company (as amended from time to time, the "Merger Agreement").

         WHEREAS, concurrently herewith, Parent, Acquisition and the Company are entering into the Merger Agreement, a copy of which in the form to be executed has been delivered to each Stockholder, pursuant to which, among other things, Acquisition will make a cash tender offer (the "Offer") for all of the issued and outstanding shares of common stock, par value $.01, of the Company (each, a "Share," and one or more, the "Shares"), and Acquisition will subsequently be merged with and into the Company (the "Merger"), in each case upon the terms and subject to the conditions set forth in the Merger Agreement;

         WHEREAS, each Stockholder Beneficially Owns (as defined in Section 2(a)) the number of Shares, shares of Series A-1 convertible preferred stock (the "Convertible Preferred Stock") and warrants to purchase Shares (the "Warrants"), all set forth opposite such Stockholder's name in column 3 of
Schedule I hereto; and

         WHEREAS, in order to induce Parent and Acquisition to enter into the Merger Agreement and to perform their obligations thereunder and as a condition thereof, the Stockholders are entering into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows:

SECTION 1.  TENDER OF SHARES.

         (a) Each Stockholder hereby agrees to tender the Shares, shares of Convertible Preferred Stock and Warrants (collectively, the "Company Securities") Beneficially Owned by such Stockholder, or cause such Company Securities to be tendered, into the Offer promptly after Parent causes Acquisition to commence the Offer, but in no event later than five (5) Business Days after the date on which Stockholder receives the Offer Documents for tendering such Company Securities. Each Stockholder further agrees that such Stockholder shall not withdraw any Company Securities so tendered unless and until the Termination Date occurs. With respect to the Shares tendered pursuant to this Section 1, each Stockholder will receive the same price per Share (but in any event not less than $4.60 per Share) received by the other stockholders of the Company pursuant to the Offer. In the case of any shares of Convertible Preferred Stock owned by a Stockholder, Acquisition shall pay the tender offer price per Share multiplied by the number of shares of common stock into which such shares of Convertible Preferred Stock are convertible. In the case of any Warrants owned by a Stockholder, Acquisition shall purchase such Warrants for a purchase price equal to the difference between the exercise price thereof and the tender offer price per share, multiplied by the number of shares of common stock for which such Warrants are then exercisable. For purposes of this Agreement, the "Termination Date" shall be the first to occur of the close of business on (a) the date that Acquisition terminates the Offer in accordance with the terms of the Merger Agreement, (b) the date the Offer expires in accordance with the terms of the Merger Agreement, or (c) the date the Merger Agreement is terminated pursuant to Article 8 of the Merger Agreement, in each case without such Shares being purchased by Acquisition pursuant to the Offer.

         (b) Acquisition agrees that (i) no shares of Convertible Preferred Stock may be converted by Acquisition prior to the Tender Offer Purchase Time (as defined in the Merger Agreement) without the prior written direction of the Stockholder owning such shares, and (ii) no Warrants shall be exercised by Acquisition until after they have been purchased by Acquisition pursuant to the Offer without the prior written direction of the Stockholder owning such Warrants.

SECTION 2.  AGREEMENT TO VOTE; IRREVOCABLE PROXY.

         (a) Each Stockholder hereby agrees that during the period commencing on the date of this Agreement and continuing until the first to occur of the Effective Time (as defined in the Merger Agreement) or the Termination Date, at any meeting of the holders of the Shares, however called, or in connection with any written consent of the holders of Shares, such Stockholder shall vote (or cause to be voted) the Company Securities entitled to vote and held of record or Beneficially Owned by such Stockholder, whether owned on the date hereof or hereafter acquired, (i) in favor of approval of the Merger Agreement, all transactions contemplated thereby, and any actions required in furtherance thereof and hereof (including election of such directors of the Company as Parent is entitled to designate pursuant to Section 1.3(a) of the Merger Agreement); (ii) against any action or agreement that is intended, or could reasonably be expected, to impede, interfere with, or prevent the Offer or the Merger or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its subsidiaries under the Merger Agreement or this Agreement; and (iii) except as specifically requested in writing in advance by Parent, against any of the following actions (other than the Merger and the transactions contemplated by the Merger Agreement and this Agreement) that are submitted to a vote of the holders of the Shares: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries or affiliates; (B) any sale, lease, transfer or disposition by the Company or any of its subsidiaries of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries or affiliates; (C)(1), except as contemplated by the Merger Agreement with respect to the Series B Preferred Stock, any change in the present capitalization of the Company or any amendment of the Company's Articles of Incorporation or Bylaws; (2) any other material change in the corporate structure or business of the Company or any of its subsidiaries; or (3)

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any other action or agreement that is intended, or could reasonably be expected, to impede, interfere with or prevent the Offer, the Merger or the transactions contemplated by this Agreement or the Merger Agreement. None of the Stockholders shall enter into any agreement or understanding with any Person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in Section 1 or 2 hereof.

         As used in this Agreement, the term "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any agreement, arrangement or understanding, whether or not in writing, except that the term shall not include Shares which a Stockholder has the right to acquire under any of the Company Stock Options unless such Shares have been acquired upon exercise of such Company Stock Options. Holders of the Convertible Preferred Stock are deemed to Beneficially Own the Shares into which such shares of Convertible Preferred Stock are convertible, and holders of Warrants are deemed to Beneficially Own the Shares for which the Warrants are exercisable. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Stockholder shall include securities Beneficially Owned by all other Persons with whom a Stockholder would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

         (b) Effective on the date that all waiting periods under the HSR Act applicable to the acquisition of the Shares pursuant to the Offer or to Section 3 of this Agreement have been terminated or shall have expired and any other notices to or approvals, authorizations or consents of any other Governmental Entity required in respect thereto shall have been filed or obtained and until the Termination Date, and in order to secure its obligations hereunder, each Stockholder hereby grants to, and appoints John Langstaff and Alex Glasenberg, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and any other designee of Parent, and each of them individually, with full power of substitution and resubstitution, such Stockholder's true and lawful irrevocable proxy to vote such Stockholder's Company Securities entitled to vote, or grant a consent or approval in respect of such Stockholder's Company Securities, on such matters and as indicated in Section 2(a) above. Each Stockholder (i) agrees to take such further action and execute such other instruments as may be necessary to effect the intent of this proxy, (ii) hereby represents that any proxy heretofore given in respect of the Stockholder's Company Securities is not irrevocable, and (iii) hereby revokes any proxy previously granted by such Stockholder with respect to its Company Securities. Each Stockholder understands and acknowledges that Parent and Acquisition are entering into the Merger Agreement in reliance on such Stockholder's execution and delivery of this irrevocable proxy. Each Stockholder hereby affirms that this irrevocable proxy is given in connection with the execution of this Agreement and the Merger Agreement, and further affirms that this irrevocable proxy is coupled with an interest in this Agreement for the term stated herein and may under no circumstances be revoked by the Stockholder prior to the Termination Date. Each Stockholder hereby ratifies and confirms all that the proxy or proxies may lawfully do or cause to be done by virtue hereof. This proxy is executed and intended to be irrevocable in accordance with the provisions of Section 2-507 of the MGCL. This proxy shall terminate automatically on the Termination Date.

SECTION 3.  GRANT OF OPTION.

         (a) Subject to the terms of this Section 3, each Stockholder hereby grants to Acquisition (or its designee), effective on the date hereof, an irrevocable option (each, an "Option") to purchase all Company Securities Beneficially Owned by such Stockholder at a purchase price per Share equal to the Per Share Amount or, in the case of shares of Convertible Preferred Stock and Warrants, at the purchase price described in Section 1(a) of this Agreement.

         (b) Acquisition may exercise the Options, in whole but not in part, at any time following the occurrence of a Purchase Event (as defined below); provided that the Options shall expire and be of no further force and effect upon the earliest to occur (the "Expiration Date") of (i) the Tender Offer Purchase Time or (ii) at the close of business on the third business day after the receipt by Parent of a Superior Proposal Notice pursuant to Section 8.1(d)(i) of the Merger Agreement or (iii) the sixtieth (60th) day after the exercise of the Options, if the Option Closing shall not have occurred. Notwithstanding anything herein to the contrary, Acquisition, at its option, may elect, pursuant to this Section 3(b) and Sections 8.1 and 8.3 of the Merger Agreement, either to exercise the Options or to accept payment of the Breakup Fee provided for in Section 8.3 of the Merger Agreement, but shall not be entitled under any circumstance to exercise the Options and retain the Breakup Fee. In the event Acquisition determines to exercise the Options, Acquisition shall notify the Company of its waiver of receipt of the Breakup Fee pursuant to the Merger Agreement.

         (c) As used herein, a "Purchase Event" shall mean the receipt by Parent of a Superior Proposal Notice pursuant to Section 8.1(d)(i) of the Merger Agreement.

         (d) To exercise the Options, Acquisition shall, prior to the Expiration Date, give written notice to the Stockholder who granted such Option specifying the time for the closing (the "Option Closing") of such purchase. The Option Closing shall be held at the office of Hartman & Craven LLP, 460 Park Avenue, New York, New York 10022 on the date that is no later than three business days after the date on which each of the conditions set forth in Section 3(e) below has been satisfied or waived by Acquisition.

         (e) The occurrence of the Option Closing shall be subject to the satisfaction of each of the following conditions:

                  (i) to the extent necessary, all waiting periods under the HSR Act applicable to the purchase of the Shares pursuant to Section 3 of this Agreement have been terminated or shall have expired and any other notices to or approvals, authorizations or consents of any other Governmental Entity required in respect thereto shall have been filed or obtained; and

                  (ii) no preliminary or permanent injunction or other order, decree or ruling issued by any court of governmental or regulatory authority, domestic or foreign, of competent jurisdiction prohibiting the exercise of an Option or the delivery of Shares shall be in effect.

         (f) At the Option Closing, (i) Acquisition (or its designee) shall pay, by wire transfer, an amount equal to the product of (A) the Per Share Amount and
(B) the number of Shares (on an as converted basis in the case of the Convertible Preferred Stock and as described in Section 1(a) of this Agreement in the case of Warrants) owned by such Stockholder; and (ii) each Stockholder whose Company Securities are being purchased shall deliver or shall cause to be delivered to Acquisition a certificate or certificates, or other documentation, evidencing such Stockholder's Company Securities, and such Stockholder agrees that such Company Securities shall be transferred free and clear of all liens. All such certificates or other documents representing Company Securities shall be duly endorsed in blank, or with appropriate stock powers, duly executed in blank, attached thereto, in proper form for transfer, with the signature of such Stockholder thereon guaranteed, and with all applicable taxes paid or provided for.

SECTION 4.  AFTER-ACQUIRED SHARES.

         Notwithstanding anything herein to the contrary, any Company Securities acquired by such Stockholder after the date hereof, whether by exercise of Company Stock Options, by purchase, by conversion or exchange or by inheritance or bequest or otherwise, shall be subject to all of the representations, warranties, covenants and agreements of such Stockholder contained herein. In the event of a share dividend or distribution, or any change in the Company Securities by reason of any share dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Company Securities" shall be deemed to refer to and include the Company Securities as well as all such share dividends and distributions and any shares into which or for which any or all of the Company Securities may be changed, exchanged, converted into or exercised for.

SECTION 5.  OTHER COVENANTS, REPRESENTATIONS AND WARRANTIES.

         Each Stockholder hereby represents, warrants and covenants on behalf of such Stockholder only to Parent and Acquisition as of the date hereof and as of the Tender Offer Purchase Time as follows:

         (a) On the date hereof, such Stockholder is the Beneficial Owner of the number of Company Securities set forth opposite such Stockholder's name in column 3 of Schedule I hereto. On the date hereof, the Company Securities set forth opposite such Stockholder's name in column 3 of Schedule I hereto constitute all of the Company Securities owned of record or Beneficially Owned by such Stockholder. Except as set forth on Schedule I hereto, such Stockholder owns such Company Securities free and clear of all liens, claims, charges, security interests, mortgages or other encumbrances, and such Company Securities are not subject to any rights of first refusal, put rights, other rights to purchase or encumber, or to any restrictions other than this Agreement as to the encumbrance, disposition or voting of such Company Securities. Such Stockholder has controlling voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power of conversion, sole power to demand dissenters' rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Company Securities set forth opposite such Stockholder's name in column 3 of Schedule I hereto, without limitations, qualifications or restrictions on such rights, except those arising under marital property laws or general fiduciary principles applicable to such Stockholder.

         (b) Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholder agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent and Acquisition, constitutes a valid, legal and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally or by marital property laws applicable to such Stockholder, and except as the availability of equitable remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity). There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee who is not a party to this Agreement and whose consent is required for the execution and delivery of this Agreement or the consummation by any Stockholder of the transactions contemplated hereby.

         (c) (i) No filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Stockholder for the execution of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby; and
(ii) none of the execution, delivery or performance of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof will (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, understanding or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound; or (B) conflict with or violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Stockholder or any of such Stockholder's properties or assets.

         (d) No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of such Stockholder (other than in his capacity as an officer or director of the Company).

         (e) Such Stockholder shall not, in its capacity as a Stockholder, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any Person or group (other than Parent and Acquisition or any designees of Parent and Acquisition) concerning any Third Party Acquisition. In addition, such Stockholder, solely in its capacity as a Stockholder, will not, and will instruct his agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any Person or group (other than Parent or Acquisition).

         (f) Such Stockholder shall not, directly or indirectly: (i) tender its Company Securities in any tender offer or exchange offer for the Shares other than the Offer; (ii) except as contemplated by this Agreement or the Merger Agreement, otherwise offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of its Company Securities; (iii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any of its Company Securities into a voting trust or enter into a voting agreement with respect to any Company Securities; or (iv) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or impairing such Stockholder from performing its obligations under this Agreement.

         (g) Such Stockholder hereby acknowledges that such Stockholder has received a true and correct copy of the Merger Agreement, that such Stockholder has read and understands the provisions thereof.

         (h) Such Stockholder understands and acknowledges that Parent and Acquisition are relying upon the foregoing representations, warranties and covenants by such Stockholder and on such Stockholder's execution and delivery of this Agreement in entering into the Merger Agreement.

SECTION 6.  CONDITIONS TO OBLIGATIONS OF PARENT AND ACQUISITION.

         Each Stockholder acknowledges and agrees that the obligations of Parent and Acquisition to consummate the Offer and the Merger are subject to the satisfaction of each of the conditions set forth in the Merger Agreement.

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SECTION 7.  FURTHER ASSURANCES.

         From time to time, at Parent's request and without further consideration, each Stockholder agrees to execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, and to cause the Company to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

SECTION 8.  STOP TRANSFER; FORM OF LEGEND.

         Each Stockholder agrees and covenants to Parent that such Stockholder shall not (a) transfer or encumber or agree to transfer or encumber any of such Stockholder's Company Securities prior to the Effective Time, except pursuant to this Agreement, or (b) request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Company Securities, in either case without the consent of the Parent. If reasonably requested by Parent, any certificates or other documents representing the Stockholders' Company Securities shall contain the following legend:

                  "The securities represented by this certificate are subject to certain restrictions on transfer and other terms of a Stockholders' Agreement, dated as of October__, 2000, among Cangene Corporation, AC Acquisition Subsidiary, Inc., and the parties listed on the signature pages thereto, a copy of which is on file in the principal office of Cangene Corporation."

SECTION 9. INDEMNIFICATION.

         (a) After the Tender Offer Purchase Time, subject to the limitations set forth in this Section 9, the Parent and its affiliates (collectively, the "Parent Indemnitees") shall each be indemnified and reimbursed and held harmless to the extent set forth in this Section 9 by each of the Stockholders severally and not jointly in respect of any and all damages, losses, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, claims, charges and amounts paid in settlement, including, without limitation, the reasonable costs, fees and expenses of attorneys, accountants and other agents and representatives, in each case net of any proceeds of insurance policies received by such Parent Indemnitee in connection therewith ("Damages") incurred by any Parent Indemnitee as a direct result of any material misrepresentation in any representation or warranty of such Stockholder contained in Sections 5(a) through 5(d) of this Agreement.

         (b) If any Parent Indemnitee shall believe that such Parent Indemnitee is entitled to indemnification pursuant to this Section 9 in respect of any Damages, such Parent Indemnitee shall give to each indemnifying Stockholder prompt written notice thereof in such form and manner specified in Section 13(h). The failure of such Parent Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Parent Indemnitee's right to indemnity hereunder except to the extent the indemnifying Stockholder or Stockholders are prejudiced by such failure. All such claims for indemnification must be made not later than midnight on the date that is one year after the Tender Offer Purchase Time.

         (c) Parent Indemnitees shall, in good faith, defend against any claim, suit or proceeding that could result in a claim for Damages under this Section 9 and shall use reasonable efforts to minimize the extent of such Damages. No Parent Indemnitee shall settle any claim, suit or proceeding without the consent of each indemnifying Stockholder, which consent shall not be unreasonably be held; provided that the Parent Indemnitee need not obtain the consent of any Stockholder who denies any indemnification obligation with respect to such claim, suit or proceeding.

SECTION 10. TERMINATION; SURVIVAL.

         The representations, warranties, covenants and agreements contained herein shall terminate on and shall not survive the Termination Date. Notwithstanding the foregoing, if the Tender Offer Purchase Time shall have occurred, the representations and warranties of the Stockholders contained in Sections 5(a) through 5(d) and the provisions of Sections 9 and 12 of this Agreement shall be deemed to survive for a period of one year after the Tender Offer Purchase Time.

SECTION 11. STOCKHOLDER CAPACITY.

         No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Stockholder signs solely in its capacity as the Beneficial Owner of its Company Securities.

SECTION 12. DISPUTE RESOLUTION.

         (a) Any dispute or difference between any one or more Stockholders, on the one hand, and Parent or Acquisition, on the other hand, arising under
Section 9, but excluding any suit for specific performance as provided in
Section 13(l), which the parties are unable to resolve themselves shall be submitted to and resolved by arbitration as provided herein. Any disputing party may request the American Arbitration Association (the "AAA") to designate one arbitrator, who shall be qualified as an arbitrator under the standards of the AAA, who shall be a retired or former judge of any appellate or trial court of the State of Maryland, any United States appellate court or any United States District Court for the District of Maryland, who is, in any such case, not affiliated with any party in interest to such arbitration, and who has substantial professional experience with regard to legal matters.

         (b) The arbitrator shall consider the dispute at issue in Baltimore, Maryland at a mutually agreed upon time within 60 calendar days (or such longer period as may be acceptable to the parties to the arbitration or as directed by the arbitrator) after the designation of the arbitrator. The arbitration proceeding shall be held in accordance with the rules for commercial arbitration of the AAA in effect on the date of the initial request by the disputing party that gave rise to the dispute to be arbitrated (as such rules are modified by the terms of this Agreement or may be further modified by mutual agreement of the disputing parties) and shall include an opportunity for the parties to conduct discovery in advance of the proceeding. Notwithstanding the foregoing, the disputing parties shall agree that they will attempt, and they intend that they and the arbitrator should use its best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrator within 120 calendar days after the designation of the arbitrator; provided, however, that the arbitrator shall be entitled to extend such 120 calendar day period for a total of two 120 calendar day periods. The arbitrator shall deliver a written award with respect to the dispute to each of the parties to the arbitration, who shall promptly act in accordance therewith. Each party to such arbitration agrees that any award of the arbitrator shall be final, conclusive and binding and that it will not contest any action by any other party thereto in accordance with the award of the arbitrator. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section 12 by bringing suit in any court of competent jurisdiction.

SECTION 13. MISCELLANEOUS.

         (a) This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may not be assigned by any Stockholder except in connection with a transfer of its Company Securities. Parent or Acquisition may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent.

         (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         (c) The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         (d) This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to any Stockholder, except upon the execution and delivery of a written agreement executed by Parent, Acquisition and such Stockholder; provided that Schedule I hereto may be supplemented by Parent by adding the name and other relevant information concerning any Stockholder of the Company who agrees to be bound by the terms of this Agreement (by executing a counterpart signature page hereof) without the agreement of any other party hereto, and thereafter such added Stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

         (g) If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

         (h) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been received upon actual receipt or at the time described in evidence of delivery by the applicable carrier) by delivery in Person or deposit with a recognized overnight courier service (notices may be given by facsimile but will only be deemed delivered upon actual receipt) to the respective parties as follows:

         if to any Stockholder:

         At the address set forth opposite such Stockholder's name in column 2 of Schedule I hereto.


         With a copy to:

                  Piper Marbury Rudnick & Wolfe LLP
                  6225 Smith Avenue
                  Baltimore, Maryland  21209
                  Attn:  Richard C. Tilghman, Jr., Esq.
                  Facsimile:  (410)580-3274

         if to Parent or Acquisition:

                  Cangene Corporation
                  3403 American Drive
                  Units 3/4
                  Mississauga, Ontario
                  L4V 1T4 Canada
                  Attn:    Alex Glasenberg
                  Chief Financial Officer

         with a copy to:

                  Hartman & Craven LLP
                  460 Park Avenue
                  New York, New York 10022
                  Attn:    Edward I. Tishelman, Esq.
                  Joel I. Frank, Esq.

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         (i) This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without regard to the principles of conflicts of laws thereof.

         (j) The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         (k) Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Company Securities and shall be binding upon any Person to which record or Beneficial Ownership of such Company Securities shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Company Securities, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement express or implied is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         (l) Each of the Stockholders hereby acknowledges and agrees that its failure to perform its agreements and covenants hereunder will cause irreparable injury to Parent and Acquisition for which damages, even if available, will not be an adequate remedy. Accordingly, each Stockholder hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Stockholder's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

         (m) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, Parent and Acquisition have caused this Stockholders' Agreement to be duly executed, and each Stockholder has duly executed this Agreement, as of the day and year first above written.

                                       CANGENE CORPORATION

                                       By: /s/ Alex Glasenberg
                                           ---------------------------------
                                           Name:  Alex Glasenberg
                                           Title: Chief Financial Officer

                                       AC ACQUISITION SUBSIDIARY, INC.

                                       By: /s/ Alex Glasenberg
                                           ---------------------------------
                                           Name: Alex Glasenberg
                                           Title: Chief Financial Officer

                                       STOCKHOLDERS

                                       /s/ Harvey L. Miller
                                       --------------------
                                       Name: Harvey L. Miller

                                       Corporate Opportunities Fund, L.P.
                                       By: SMM Corporate Management, LLC
                                       By: /s/ Robert Weinstein
                                           ---------------------------------
                                           Name: Robert Weinstein
                                           Title: Manager

                                       Corporate Opportunities Fund
                                          (Institutional), L.P.
                                       By: SMM Corporate Management, LLC
                                       By: /s/ Robert Weinstein
                                           ---------------------------------
                                           Name: Robert Weinstein
                                           Title: Manager

                                       /s/ John T. Botek
                                       -----------------
                                       Name: John T. Botek

                                       /s/ John T. Janssen
                                       -------------------
                                       Name: John T. Janssen

                                       /s/ Thomas P. Rice
                                       ------------------
                                       Name: Thomas P. Rice

                                       /s/ Joanne W. Tew
                                       -----------------
                                       Name: Joanne W. Tew

                                       /s/ Charles M. Proby
                                       --------------------
                                       Name: Charles M. Proby

                                       /s/ Narlin B. Beaty
                                       -------------------
                                       Name: Narlin B. Beaty

                                       LAB Partners

                                       By: /s/ Lillian Hahn
                                           ---------------------------------
                                           Name: Lillian Hahn
                                           Title: Managing Partner

                                       /s/ Regis F. Burke
                                       ------------------
                                       Name: Regis F. Burke

                                   SCHEDULE I

                                                                             NUMBER OF           RESTRICTIONS
         STOCKHOLDER                         ADDRESS                       SHARES OWNED             IF ANY
        Harvey Miller            13737 Cuba Road Cockseyville, MD            82,500
                                              21030

Corporate Opportunities Fund,     c/o James C. Gale, Investment         2,106 shares of
             L.P.                  Manager, 126 East 56th St.,       Convertible Preferred
                                           24th Floor               Stock (convertible into
                                    New York, New York 10022           140,400 shares of
                                                                          Common Stock)
                                                                      Warrants to purchase
                                                                     7,020 shares of Common
                                                                      Stock (at $1.50 per
                                                                             share)

 Corporate Opportunities Fund     c/o James C. Gale, Investment         11,406 shares of
    (Institutional), L.P.          Manager, 126 East 56th St.,       Convertible Preferred
                                           24th Floor               Stock (convertible into
                                   New York, New York 10022            764,400 shares of
                                                                         Common Stock)
                                                                      Warrants to purchase
                                                                    38,020 shares of Common
                                                                      Stock (at $1.50 per
                                                                             share)

        John T. Botek             3808 Yellowstone Court Ellicot             75,000
                                          City, MD 21042

       John T. Janssen            4508 Stonecrest Drive Ellicot              66,300
                                          City, MD 21043

        Thomas P. Rice            4209 Buckskin Wood Dr. Ellicot            152,500
                                          City MD 21042

                                      -14-

        Joanne W. Tew              911 Arran Road Baltimore,                232,150
                                            MD 21239

       Charles M. Proby         11807 Meylston Drive Lutherville,             7,000
                                            MD 21093

       Narlin B. Beaty           13406 Blythenia Road Phoenix,              128,905
                                            MD 21131

         LAB Partners                      LAB Partners                      66,603
                                    c/o Lillian Hahn, Manging
                                             Partner
                                  17201 NE 13th Avenue N. Miami
                                         Beach, FL 33162

        Regis F. Burke             6 Kincaid Court Baldwin,                  51,200
                                            MD 21013